As filed with the Securities and Exchange Commission on March 19, 2008

Registration File No. 333-_________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

----------------

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE SOUTH FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

South Carolina	57-0824914
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

102 South Main Street

Greenville, South Carolina 29601

       (864) 255-7900 (telephone) (864) 235-6403 (facsimile)

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

William P. Crawford, Jr., Executive Vice President and General Counsel

The South Financial Group, Inc.

102 South Main Street

Greenville, South Carolina 29601

(864) 255-4777

(Name, address, and telephone number, including area code, of agent for service)

Approximate date of commencement of sale to public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to divided or interest reinvestment plans, please check the following box: ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock........	1,000,000 shares	$14.55	$14,550,000	$571.82

(1)             Pursuant to Rule 457(h), the average of the high and low prices as reported by the Nasdaq Stock Market of $14.55 on March 18, 2008 is used for purposes of calculating the registration fee.

PROSPECTUS

COMMON STOCK

DIVIDEND REINVESTMENT PLAN

The South Financial Group:

•     We are a financial services holding company headquartered in Greenville, South Carolina, offering general banking services and financial products through our operating subsidiaries.

•     Our address and phone number are:
102 South Main Street
Greenville, South Carolina 29601
(864) 255-7900

The Plan:

•     1,500,000 shares are currently authorized for issuance under the Plan, of which approximately 1,314,086 have been issued since inception of the Plan.

•     Plan participants can purchase additional shares of our common stock with their cash dividends and optional cash payments.

•     The Plan Administrator is:

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
1-800-368-5948
E-mail: info@rtco.com

Symbol and Market:

•     Our common stock is traded on The Nasdaq Stock Market under the trading symbol “TSFG”.

•     On March 18, 2008, the closing sales price of our common stock, as reported by Nasdaq, was $15.01.

Investing in the common stock involves risk. See “Risk Factors” beginning on page  4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is March 19, 2008.

WHERE YOU CAN FIND MORE INFORMATION

The South Financial Grouop, Inc. (TSFG) files annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may inspect these documents without charge at the principal office of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies of these documents from the SEC's Public Reference Room at its principal office. Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's web site is http://www.sec.gov. These SEC filings are also available to the public from commercial document retrieval.

TSFG has filed a registration statement on Form S-3 with the SEC relating to the offering of securities pursuant to this prospectus. The registration statement contains information not found in this prospectus. For further information, you should refer to the registration statement, which you can inspect and copy in the manner and at the sources described above. Any statements we make in this prospectus or that we incorporate by reference concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete and, in each instance, reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

Additional prospectuses or prospectus supplements may add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a later prospectus supplement. You should read this prospectus together with additional information described under the heading "Incorporation of Certain Documents by Reference."

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows TSFG to “incorporate by reference” the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that TSFG files later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. TSFG incorporates by reference the documents listed below and any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Act of 1934, as amended (the “Exchange Act”), until our offering is completed:

(1)	TSFG’s Annual Report on Form 10-K for the year ended December 31, 2007;
(2)	TSFG’s Current Reports on Form 8-K dated January 24, 2008, January 29, 2008 and March 18, 2008 (other than information furnished under Regulation FD in any of these filings);
(3)

TSFG’s registration statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934 that contains descriptions of TSFG’s common stock and other rights, including all amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing, emailing, or telephoning TSFG at the following address or telephone number:

The South Financial Group, Inc.

102 South Main Street

Greenville, South Carolina 29601

Attn: Brian Wildrick

Telephone: (864) 239-6459

Email: investor@thesouthgroup.com

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement, and the information incorporated by reference in this prospectus contain certain forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) to assist in the understanding of anticipated future operating and financial performance, growth opportunities, growth rates, and other similar forecasts and statements of expectations. These forward looking statements may be identified by the use of such words as: “estimate”, “anticipate”, “expect”, “believe”, “intend”, “plan”, or words of similar meaning, or future or conditional verbs such as “may”, “intend”, “could”, “will”, or “should”. These forward-looking statements reflect current views, but are based on assumptions and are subject to risks, uncertainties, and other factors, which may cause actual results to differ materially from those in such statements. A variety of factors may affect the operations, performance, business strategy and results of TSFG including, but not limited to, the following:

•	risks from changes in economic, monetary policy, and industry conditions;
•	changes in interest rates, shape of the yield curve, deposit rates, the net interest margin, and funding sources;
•	market risk (including net interest income at risk analysis and economic value of equity risk analysis) and inflation;
•	risks inherent in making loans including repayment risks and changes in the value of collateral;
•	loan growth, the adequacy of the allowance for credit losses, provision for credit losses, and the assessment of problem loans (including loans acquired via acquisition);
•	level, composition, and repricing characteristics of the securities portfolio;
•	deposit growth, change in the mix or type of deposit products;
•	availability of wholesale funding;
•	fluctuations in consumer spending;
•	competition in the banking industry and demand for our products and services;
•	continued availability of senior management;
•	technological changes;
•	ability to increase market share;
•	income and expense projections, and ability to control expenses;
•	risks associated with income taxes, including the potential for adverse adjustments;
•

acquisitions, greater than expected deposit attrition or customer loss, inaccuracy of related cost savings estimates, inaccuracy of estimates of financial results, and unanticipated integration issues;

•	significant delay or inability to execute strategic initiatives designed to grow revenues;
•	changes in management’s assessment of and strategies for lines of business and asset categories;
•	changes in accounting policies and practices;
•	changes in the evaluation of the effectiveness of our hedging strategies;
•	changes in regulatory actions, including the potential for adverse adjustments;
•	changes, costs, and effects of litigation, and environmental remediation; and
•	recently enacted or proposed legislation.

Such forward looking statements speak only as of the date on which such statements are made and shall be deemed to be updated by any future filings made by TSFG with the Securities and Exchange Commission (“SEC”). We undertake no obligation to update any forward looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events. In addition, certain statements in future filings by TSFG with the SEC, in press releases, and in oral and written statements made by or with the approval of TSFG, which are not statements of historical fact, constitute forward looking statements.

This prospectus also contains financial information determined by methods other than in accordance with Generally Accepted Accounting Principles (“GAAP”). TSFG’s management uses these non-GAAP measures to analyze TSFG’s performance. In particular, TSFG presents certain designated net interest income amounts on a tax-equivalent basis (in accordance with common industry practice). TSFG also presents certain tax-equivalent net interest margin comparisons including the net cash settlements on certain interest rate swaps for 2007. Management believes that these presentations of tax-equivalent net interest income aid in the comparability of net interest income arising from both taxable and tax-exempt sources over the periods presented. TSFG also presents loan and deposit growth, excluding loans/deposits acquired net of dispositions (referred to herein as “organic growth”). In discussing its deposits, TSFG presents “core deposits,” which are defined by TSFG as noninterest-bearing, interest-bearing checking, money market accounts, and savings accounts, and “customer deposits,” which are defined by TSFG as total deposits less brokered deposits. Wholesale borrowings include short-term and long-term borrowings and brokered deposits. These disclosures should not be viewed as a substitute for GAAP measures, and furthermore, TSFG’s non-GAAP measures may not necessarily be comparable to non-GAAP performance measures of other companies.

SUMMARY

TSFG is a financial holding company, headquartered in Greenville, South Carolina, with $13.9 billion in total assets and 172 branch offices in South Carolina, Florida, and North Carolina at December 31, 2007. Founded in 1986, TSFG focuses on fast-growing banking markets in the Southeast and concentrates its growth in metropolitan statistical areas. TSFG operates primarily through its subsidiary bank, Carolina First Bank, the largest South Carolina-headquartered commercial bank, operating in South Carolina and North Carolina, in Florida as Mercantile Bank, and on the Internet under the brand name, Bank CaroLine.

At December 31, 2007, TSFG had $10.2 billion in loans, $9.8 billion in deposits, $1.6 billion in shareholders’ equity, and $1.1 billion market capitalization.

TSFG uses a super-community bank strategy, serving small and middle market businesses and retail customers. As a super-community bank, TSFG combines personalized customer service and local decision-making, typical of community banks, with a full range of financial services normally found at larger regional institutions. Our principal executive offices are located at: 102 S. Main Street, Greenville, South Carolina 29601, and our telephone number is 864-255-7900.

RISK FACTORS

Our business, operating results and/or the market price of our common stock may be significantly affected by a number of factors, including the following:

The recent downturn in the residential real estate market has affected our results of operations, and further deterioration could have an adverse affect on collateral values and borrowers’ ability to repay, and consequently our financial condition and results of operations. TSFG makes commercial, real estate and consumer loans predominately in South Carolina, western North Carolina and larger markets in Florida. A large portion of our loans have real estate as a primary or secondary component of collateral. The real estate collateral, which provides an alternate source of repayment in the event of default by the borrower, in some cases, has deteriorated in value during the past year. This deterioration has, to a large extent, been a result of the recent imbalance of supply and demand for residential real estate particularly in Florida and our coastal markets. If we are required to liquidate the collateral during this period of reduced real estate values, our profitability and financial condition could be further adversely affected. As the extent and duration of this downturn is not known, we must estimate, based on current portfolio knowledge and analysis, the amount of our probable losses when recording our allowance for loan losses. This estimate requires substantial judgment on the part of management which may or may not prove valid. TSFG commercial real estate loans comprised 40.7% of total loans at December 31, 2007, compared to 43.0% and 41.7% at December 31, 2006 and 2005, respectively. Also, a decline in home values could lead to higher charge-offs in event of default in both the consumer home equity loan and residential real estate loan portfolios. (See Tables 2, 3, and 4 under “Balance Sheet Review” for additional information on loan portfolio concentrations.)

Our loans are predominately focused in three states and adverse economic conditions in those states, in particular, could have a negative impact on our financial condition and results of operations. Because of the concentration of loans in the same geographical region, adverse economic conditions in these areas could cause higher rates of loss and delinquency on our loans than if the loans were more geographically diversified. Our decisions regarding credit risk could be inaccurate, and our allowance for loan losses may be inadequate, which could materially and adversely affect our financial condition. Also, a key marketing strategy targets the needs of owner-operated businesses with credit needs of under $5 million. These owner-operated businesses represent a major sector of regional economies. If these regional economic conditions deteriorate, our results of operations and financial condition may be affected.

TSFG’s earnings are exposed to risks associated with movements in market interest rates.   Market interest rate movements could adversely impact earnings, depending on TSFG’s interest rate risk mismatches at that time.  In particular, rising interest rates would adversely impact earnings in the event that our liabilities reprice faster than assets, whereas falling interest rates would adversely impact earnings in the event our assets reprice faster than liabilities. If TSFG has a “mismatch” between the duration of its assets and the duration of its liabilities, and interest rates move as described in the previous sentence, its net interest income would be negatively affected.

TSFG and its subsidiaries are extensively regulated and non-compliance with the USA Patriot and Bank Secrecy Acts may result in fines or sanctions that may adversely affect results of operations.  The USA Patriot and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are detected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury Department’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions. In recent years, several banking institutions have received large fines for non-compliance with these laws and regulations. Although TSFG has developed policies and procedures designed to ensure compliance, regulators may take enforcement action against TSFG in the event of noncompliance.

TSFG is required to make a number of judgments in applying accounting policies and different estimates and assumptions in the application of these policies could result in changes to our reporting of financial condition and results of operations.  Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and reserve for unfunded lending commitments, the effectiveness of derivatives and other hedging activities, the fair value of certain financial instruments (securities, derivatives, and privately held investments), income tax assets or liabilities, share-based compensation, and accounting for acquisitions, including the fair value determinations and the analysis of goodwill impairment. While we have identified those accounting policies that are considered critical and have procedures in place to facilitate the associated judgments, different assumptions in the application of these policies could result in a material changes to our reports of financial condition and results of operations.

TSFG’s controls and procedures may fail or be circumvented or outside parties may perpetrate a fraud, resulting in an adverse effect on the Company’s results of operations and financial condition. TSFG can incur losses due to internal or external acts intended to defraud, misappropriate assets, or circumvent applicable law or the Company’s system of internal controls. Management regularly reviews and updates its internal controls and procedures. However, any system of controls, no matter how well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met.

An interruption or breach in security with respect to TSFG’s information systems, as well as information systems of TSFG’s outsourced service providers, could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation, any of which could have a material adverse effect on our financial condition and results of operations. We rely heavily on communications and information systems to conduct our business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposit, loan and other systems.

Inability to achieve customer deposit growth could adversely impact profitability and liquidity. Because of a traditional focus on commercial lending, customer deposit funding has been low relative to peers, causing TSFG to utilize wholesale funding to a greater degree than some other peers.  Customer deposits typically provide cost advantages versus wholesale funding – generally to a greater degree in a higher interest rate environment. Accordingly, any future inability to achieve customer deposit growth and diversify funding sources could adversely impact earnings and, in the event of limited access to attractive wholesale funding markets, could hamper our ability to support attractive lending opportunities.

Our stock price can be volatile in response to a number of factors. These factors include: variations in our quarterly operating results; recommendations by securities analysts; significant acquisitions or business combinations; performance of other companies that investors deem comparable to TSFG; news reports relating to trends, concerns and other issues in the financial services industry; and changes in government regulations. General market fluctuations, industry factors, and general economic and political conditions and events could also cause our stock price to decrease regardless of our operating results.

Hurricanes and other natural disasters may adversely affect loan portfolios and operations and increase the cost of doing business. We operate and make loans in hurricane-prone areas. Hurricanes destroy collateral and the service businesses that support the area, and may affect the demand for houses and services in hurricane-prone areas. Our results could be adversely affected if we suffered higher than expected losses on our loans due to weather events.

TSFG has experienced significant growth through acquisitions and anticipates engaging in selected acquisitions in the future. There are risks associated with acquisitions. These risks include incorrectly assessing the asset quality of a particular institution being acquired, encountering greater than anticipated costs of incorporating acquired businesses into TSFG, and loss of key personnel and customers. Additionally, the valuation of any goodwill and other intangible assets associated with past acquisitions must be evaluated on an ongoing basis for impairment. This valuation requires substantial judgment which may or may not prove valid. Furthermore, we can give no assurance about the extent that TSFG can continue to grow through acquisitions. In the future, TSFG may issue capital stock in connection with additional acquisitions. These acquisitions and related issuances of stock may have a dilutive effect on earnings per share and ownership. TSFG does not currently have any definitive understandings or agreements for any acquisitions material to TSFG.

DESCRIPTION OF THE PLAN

Purpose

1.	What is the purpose of the Plan?

The primary purpose of the Common Stock Dividend Reinvestment Plan (the “Plan”) is to provide holders of record of shares of the $1 par value Common Stock (“Common Stock”) of The South Financial Group, Inc. (the “Company”) the opportunity to invest cash dividends and optional cash payments in shares of Common Stock. Shares purchased under the Plan will be original issue shares and have the same rights with respect to dividends and voting as all shares of Common Stock. (See Questions 10, 12 and 13) The Company anticipates utilizing the reinvested dividends and optional cash payments for its general corporate purpose, including investments in the Company’s subsidiaries.

Advantages

2.	What are the advantages of the Plan?

Participants in the Plan (“Participants”) may:

•

Automatically reinvest all or a portion of their Common Stock cash dividends, without payment of a service charge or brokerage commission, in Common Stock at 95% of the fair market value of the Common Stock.

•	Invest additional cash, up to $10,000 per month, without the payment of a service charge or brokerage commission, in additional shares of Common Stock. (See Questions 10, 12 and 13)
•	Invest the full amount of all dividends and optional cash payments, since fractional share interests may be held under the Plan.
•	Avoid safekeeping and recordkeeping requirements and costs through the free custodial service and reporting provisions of the Plan.

Administration

3.	Who administers the Plan for Participants?

Registrar and Transfer Company (the “Administrator”) will administer the Plan, purchase and hold shares of Common Stock acquired from the Company under the Plan, keep records, send statements of account activity to Participants, and perform other duties related to the Plan. Participants may contact the Administrator by writing to:

The South Financial Group Dividend Reinvestment Plan

c/o Registrar and Transfer Company

10 Commerce Drive

Cranford, New Jersey 07016-3572

Participants may also contact the Administrator by telephoning toll free at 1-800-368-5948 or by e-mailing to info@rtco.com.

Participation

4.	Who is eligible to participate in the Plan?

All holders of record of shares of Common Stock are eligible to participate in the Plan; provided, however, if any Participants have the same social security or federal tax identification number, the maximum amount which all such Participants may invest as optional cash payments each month is limited to the maximum amount that one Participant may so voluntarily invest each month. (See Question 13) In order to be able to participate in the Plan in their own names, beneficial owners of shares of Common Stock whose shares are registered in names other than their own must become holders of record by having their shares transferred into their own names. All nominees or brokers wishing to participate in the Plan should contact the Administrator toll free at 1-800-368-5948.

5.	How does an eligible shareholder become a Participant?

An eligible shareholder may join the Plan by signing an Authorization Card and returning it to the Administrator. Authorization Cards may be obtained at any time by written request to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572, by telephoning toll free at 1-800-368-5948 or by e-mailing to info@rtco.com.

6.	What are a shareholder’s participation options?

Participants may elect full reinvestment or partial reinvestment of cash dividends. If a shareholder chooses partial reinvestment, the shareholder must designate on the Authorization Card the number of whole shares for which he wishes to reinvest dividends. Dividends paid on all other shares registered in the Participant’s name will be paid in cash.

7.	When may an eligible shareholder join the Plan?

An eligible shareholder may join the Plan at any time. If an Authorization Card is received by the Administrator on or before the record date established for payment of a particular dividend, reinvestment of dividends under the Plan will commence with that dividend. If an Authorization Card is received after the record date established for a particular dividend, the reinvestment of dividends under the Plan will begin with the next succeeding dividend. The Company anticipates that the quarterly dividend record and payment dates will ordinarily occur on or about the following dates (although no assurance may be given that future dividends will be declared or paid):

Record Date	Payment Date
January 15	February 1
April 15	May 1
July 15	August 1
October 15	November 1

If an Authorization Card accompanied by an optional cash payment is received by the Administrator more than two business days prior to the next purchase date, the optional cash payment will be used to purchase shares of Common Stock on that purchase date. If an Authorization Card accompanied by an optional cash payment is received by the Administrator less than two business days prior to a purchase date, the optional cash payment will be used to purchase shares of Common Stock on the next purchase date.

Costs

8.	Are there any expenses to Participants in connection with purchases under the Plan?

Because the Common Stock purchased under the Plan are original issue shares purchased directly from the Company, Participants will incur no brokerage commissions or service charges for purchases made under the Plan.

Purchases

9.	How many shares of Common Stock will be purchased for Participants?

The number of shares purchased under the Plan for each Participant will depend on the amount of each Participant’s dividends and optional cash payments, and the market price of the Common Stock. Each Participant’s account will be credited with the number of shares, including fractions computed to four decimal places, equal to the total amount invested under the Plan by the Participant, divided by the applicable purchase price per share of the Common Stock.

10.	When and at what price will shares of Common Stock be purchased under the Plan?

Purchases of shares with reinvested dividends will be made as of each dividend payment date. Purchases of shares made with optional cash payments will be made on the first business day of every month. Optional cash payments must be received at least two business days prior to a purchase date to be used to purchase shares on that purchase date. Participants may obtain the return of any optional cash payment at any time up to two business days before a purchase date. No interest will be paid on any funds received under the Plan. The Company’s quarterly dividend payment dates will ordinarily occur on the first day of February, May, August, and November.

The prices of Common Stock purchased under the Plan with reinvested dividends will be 95% of the average of the high and low sale prices of the Common Stock on The Nasdaq Stock Market on the five business days preceding the dividend payment date, as reported in The Wall Street Journal, or other authoritative source; provided, that no purchases shall be made in the event that this price is less than the par value of the Common Stock (presently $1.00 per share); and provided, however, that the Company may alter the discount at which shares may be purchased hereunder so as to range from 95% to 100% of the average of the high and low sale prices of the Common Stock on The Nasdaq Stock Market upon giving Participants not less than 30 days prior written notice thereof.

The prices of Common Stock purchased under the Plan with optional cash payments will be 100% of the average of the high and low sale prices of the Common Stock on The Nasdaq Stock Market on the five business days preceding the monthly purchase date, as reported in The Wall Street Journal, or other authoritative source, provided that no purchases shall be made in the event that this price is less than the par value of the Common Stock (presently $1.00 per share); provided, however, that the Company may, upon 30 days prior written notice to Participants, amend the Plan to permit a discount on shares purchased with optional cash payments or to eliminate optional cash payments.

11.	Will certificates be issued for shares of Common Stock purchased under the Plan?

Unless requested by a Participant, certificates for shares of Common Stock purchased under the Plan on behalf of a Participant will not be issued in a Participant’s name. Certificates for any number of whole shares credited to a Participant’s account under the Plan will be issued in the Participant’s name without charge upon receipt by the Administrator of a written request therefor from the Participant. Certificates representing fractional share interests will not be issued under any circumstances. (See Question 17)

Optional Cash Payments

12.	How may optional cash payments be made?

Optional cash payments may be made only by Common Shareholders who are having dividends reinvested under the Plan. An optional cash payment may be made by enclosing a personal check drawn on a US bank and in US currency made payable to “Registrar and Transfer Company, Agent” together with an Authorization Card or with an Optional Cash Payment Form provided at the bottom of a Plan account statement referred to in Question 14 below and mailing them to the Administrator. The deadline for receiving optional cash payments to be invested is 5:00 p.m., eastern time, on the second business day prior to each monthly purchase date.

13.	What are the limitations on making optional cash payments?

The same amount of money does not need to be sent each month, and a Participant is under no obligation to make an optional cash payment in any month. Any optional cash payments, however, must not be less than $25.00 per payment nor may such payments by any Participant aggregate more than $10,000.00 in any calendar month, subject to the right of the Company from time to time to change such amounts or to eliminate optional cash payments upon giving Participants in the Plan not less than 30 days prior written notice of the effective date of such change; provided, however, any such change shall not occur more often than once every three months.

Reports to Participants

14.	What reports will be sent to Participants?

As soon as practicable after each purchase made under the Plan on behalf of a Participant, the Participant will receive a statement showing the amount invested, the purchase price, the number of shares purchased, and other information regarding the status of the Participant’s account as of the date of such statement. Each Participant is responsible for retaining these statements in order to establish the cost basis of his shares purchased under the Plan for tax purposes.

Withdrawal of Shares in Plan Accounts

15.	How may a Participant withdraw shares purchased under the Plan?

A Participant may withdraw all or any portion of the whole shares of Common Stock held in the Participant’s account under the Plan by notifying the Administrator in writing to that effect. The notice should be sent to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572. A certificate for the whole shares so withdrawn will be issued in the name of and mailed to the Participant. In no case will certificates for fractional share interests be issued. (See Question 17)

Termination of Participation

16.	How may a Participant’s participation in the Plan be terminated?

A Participant may terminate participation in the Plan at any time by notifying the Administrator in writing to that effect; however, any notice of termination received by the Administrator between a dividend record date and payment date will not be effective insofar as that dividend is concerned. Any such termination notice should be sent to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572. The Company may also terminate a Participant’s participation in the Plan by giving written notice to that effect to a Participant at any time; however, if such notice is given between a dividend record date and payment date, such termination shall not be effective insofar as that dividend is concerned.

17.	What happens to the whole shares and any fractional share interest in a Participant’s account when a Participant’s participation in the Plan is terminated?

Upon termination of a Participant’s participation in the Plan, a certificate for the number of whole shares in the Participant’s account will be issued in the name of and mailed to the Participant. In lieu of issuing a certificate for any fractional share interest remaining in a terminated Participant’s account, the fractional share interest will be liquidated, and a check for the net proceeds resulting from such liquidation will be mailed to the Participant.

Upon termination of participation in the Plan, a Participant may send a written request to the Administrator that the whole shares in a Participant’s account be sold. Medallion Guarantee of the participant’s signature may be required for any request for the sale of shares exceeding $10,000. The Administrator will make such a sale for the Participant’s account as soon as possible after processing the request for termination. The Participant will receive the proceeds, less any brokerage fees, from the sale of the whole shares, as well as the cash value of any fractional shares.

Because the Administrator will sell the shares on behalf of the Plan, neither The South Financial Group nor any participant in the Plan has the authority or power to control the timing or pricing of shares sold or the selection of the broker making the sales. Therefore, you will not be able to precisely time your sales through the Plan, and will bear the market risk associated with fluctuation of the share price. That is, if you send in a request to sell shares, it is possible that the market price of the Company’s Common Stock could go down or up before the broker sells your shares. In addition, you will not earn interest on a sales transaction.

Other Information

18.	How does the Plan’s share safekeeping feature work?

At the time of enrollment in the Plan, or at any later time, Participants may use the Plan’s share safekeeping service to deposit any Common Stock certificates in their possession with the Administrator. Shares deposited will be transferred into the name of the Administrator or its nominee and credited to the Participant’s account under the Plan. Thereafter, such shares will be treated in the same manner as shares purchased through the Plan. By using the Plan’s share safekeeping service, Participants no longer bear the risk associated with loss, theft or destruction of share certificates.

Participants who wish to deposit their Common Stock certificates with the Administrator must mail their request and their certificates to the Administrator. The certificates should not be endorsed. It is recommended that Participants use registered, insured mail when mailing certificates to the Administrator.

19.	What happens to a Participant’s Plan account if all shares registered in the Participant’s name are transferred or sold?

If a Participant disposes of all shares of Common Stock registered in the Participant’s name on the shareholder records of the Company without terminating participation in the Plan, the Administrator will continue to reinvest dividends payable on the shares of Common Stock held in the Participant’s Plan account until such time as the Participant’s participation in the Plan is terminated. (See Question 16)

20.	What happens if the Company has a Common Stock rights offering, stock dividend or stock split?

If the Company effects a Common Stock dividend or stock split, it will credit each Participant’s account with additional shares based on the number of shares that the Participant holds in the account on the record date for the dividend or split. If the Company grants its shareholders rights or warrants to purchase additional shares of Common Stock or other securities, then it will grant these rights or warrants to Participants based on the number of shares held in their accounts on the record date for the grant.

21.	How will a Participant’s Plan shares be voted at a meeting of shareholders?

If on the record date for a meeting of shareholders there are any whole shares credited to a Participant’s account under the Plan, such whole shares will be added to the shares registered in the Participant’s name on the shareholder records of the Company. The Participant will receive one proxy covering the total of such shares, which proxy will be voted as the Participant directs; or, if a Participant so elects, the Participant may vote all of such shares in person at the shareholders’ meeting.

22.	May a Participant transfer the ownership of the Shares in his Plan account?

If a Participant wishes to transfer the ownership of all or part of the Participant’s shares held under the Plan to another person, whether by gift, private sale, or otherwise, the Participant may effect such transfer by mailing an executed stock power to the Administrator. Transfers must be made in whole share amounts. Requests for transfer are subject to the same requirements as for transfer of Common Stock certificates generally, including the requirement of a medallion stamp guarantee on the stock power. Stock Power Forms are available from the Administrator.

Once shares in a Plan account are transferred, the transferee must obtain an Authorization Card from the Administrator to enroll the shares in the Plan. Transferred shares will not be automatically enrolled in the Plan. The transferee may send the Authorization Card to the Administrator at the same time as the transferor submits the Stock Power Form to effectuate the transfer.

23.	What are the federal income tax consequences of participation in the Plan?

Under the current provisions of the Internal Revenue Code of 1986, as amended, (the “Code”) the purchase of shares of Common Stock under the Plan will generally result in the following federal income tax consequences:

REINVESTED DIVIDENDS. In the case of reinvested dividends, because the Administrator will acquire shares for a Participant’s Plan account directly from the Company, the Participant must include in gross income a dividend amount equal to the number of shares purchased with the Participant’s reinvested dividends multiplied by the fair market value of the Common Stock on the relevant dividend payment date. The Participant’s basis in those shares will also equal the fair market value of the shares on the relevant dividend payment date.

OPTIONAL CASH PAYMENTS. The Participant’s basis in shares acquired with optional cash payments will be the price actually paid by the Participant for such shares. If, however, the Company were to modify the Plan to permit a discount on the purchase price of shares purchased with optional cash payments, the amount of the discount, as determined by the difference between the fair market value of the Common Stock received and the amount of cash paid for it, will be treated as a dividend for tax purposes.

ADDITIONAL INFORMATION. The holding period for the Plan Shares will begin the day after the date the shares are acquired. A Participant will not realize any taxable income when he or she receives certificates for whole shares credited to his or her account under the Plan, either upon a request for such certificates or upon termination of the Plan. However, a Participant who receives, upon withdrawal from or termination of the Plan, a cash payment for the sale of Plan Shares held for such Participant’s account under the Plan or for a fractional share then held in his or her Plan account will realize gain or loss measured by the difference between the amount of the cash received and the Participant’s basis in such shares or fractional share. If, as usually is the case, the Common Stock is a capital asset in the hands of a Participant, such gain will be short-term or long-term capital gain, depending upon whether the holding period for such shares is more or less than one year.

In general, the corporate dividends-received deduction has been reduced to 70% and may be further reduced. Corporate shareholders also should be aware that the Internal Revenue Code of 1986, as amended, limits the availability of the dividends-received deduction under various special rules, including the situation where a holder of stock incurs indebtedness directly attributable to such stock or fails to satisfy certain holding period requirements. Corporate shareholders who participate in the Plan should consult their own tax advisers to determine their eligibility for the dividends-received deduction.

The above is intended only as a general discussion of the current federal income tax consequences of participation in the Plan. Participants should consult their own tax advisers regarding the federal and state income tax consequences (including the effects of any changes in law) of their individual participation in the Plan.

24.	Will the shares purchased under the Plan be listed on The Nasdaq Stock Market?

The Company will take all steps necessary to seek approval of the shares for quotation on The Nasdaq Stock Market, subject to official notice of issuance. The Company shall give such notice to Nasdaq as may be required to permit the listing of the Common Stock issued in connection with the Plan.

25.	What are the responsibilities of the Company and the Administrator under the Plan?

Neither the Company nor the Administrator shall be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability (i) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt by the Administrator of notice in writing of such death, (ii) with respect to the price at, or terms upon which, shares of Common Stock may be purchased under the Plan or the times such purchases may be made, or (iii) with respect to any fluctuation in the market value of the Common Stock before, at or after the time any such purchases may be made, nor shall they have any duties, responsibilities or liabilities except such as are expressly set forth hereunder. The terms and conditions of the Plan shall be governed by the laws of the State of South Carolina.

26.	Who bears the risk of market fluctuations in the price of the Common Stock?

A Participant’s investment in shares held in a Plan account is no different than an investment in shares not held in a Plan account. Each Participant bears the risk of loss and the benefits of gain from market price changes with respect to all shares.

Neither the Company nor the Administrator can guarantee that shares purchased under the Plan will, at any particular time, be worth more or less than their purchase price. Each Participant should recognize that neither the Company nor the Administrator can provide any assurance of a profit or protection against loss on any shares purchased under the Plan.

27.	May the Plan be changed or discontinued?

The Company reserves the right to modify, suspend or terminate the Plan at any time. Participants will be notified of any such modification, suspension or termination.

28.	How is the Plan to be interpreted?

Any question of interpretation arising under the Plan will be determined by the Company, and such determination shall be final.

29.	Who should be contacted with questions about the Plan?
The Administrator:	The South Financial Group Dividend Reinvestment Plan
c/o Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
1-800-368-5948 (between 9:00 a.m. and 5:00 p.m. eastern time)
Email: info@rtco.com
The Company:	The South Financial Group, Inc.
Investor Relations Department
P.O. Box 1029
Greenville, SC 29602
1-800-951-2699 ext. 54919 (between 9:00 a.m. and 5:00 p.m. eastern time)

USE OF PROCEEDS

We are unable to predict either the number of shares of Common Stock that will be sold pursuant to the Plan or the prices at which such shares will be sold. We will use the proceeds of this offering for general corporate purposes. The proceeds may either be used at the holding company level or contributed to our subsidiaries. Pending such use we will invest the proceeds in high-quality, short-term investments.

INDEMNIFICATION

We refer you to Chapter 8, Articles 5 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, respecting indemnification of officers and directors of South Carolina corporations in connection with legal proceedings involving any of these persons because of being or having been an officer or director. These provisions generally set forth the instances and requirements with respect to indemnification of directors and officers by the corporation, provide for the advancement of expenses to be incurred in legal proceedings upon compliance with certain requirements, provide for mandatory indemnification by the corporation of directors and officers who are wholly successful in the defense of legal proceedings, and permit a corporation to purchase and maintain insurance on behalf of persons who are or were officers or directors. We maintain directors’ and officers’ liability insurance. We also refer you to Chapter 2 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, respecting the limitation in a corporation’s articles or incorporation of the personal liability of a director for breach of the director’s fiduciary duty. In accordance with these provisions, the Amended and Restated Articles of Incorporation of the Company filed with the South Carolina Secretary of State on March 24, 2003 provide as follows:

A director of the corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of laws; (iii) imposed under Section 33-8-330 of the Act (improper distribution to shareholder); or (iv) for any transaction from which the director derived an improper personal benefit.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the provisions described above, we have been informed that in the SEC’s opinion this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

FINANCIAL STATEMENTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report(s) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

VALIDITY OF COMMON STOCK

The validity of the common stock offered hereby and certain other legal matters will be passed upon for us by William P. Crawford, Jr., Esq., the Company’s General Counsel.

No person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this Prospectus and, if given or made, such other information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities other than the registered securities to which it relates or in any circumstances in which such offer or solicitation is unlawful.

COMMON STOCK DIVIDEND REINVESTMENT PLAN ________________ PROSPECTUS ________________ March 19, 2008

TABLE OF CONTENTS

WHERE YOU CAN FIND
MORE INFORMATION                                    2

INCORPORATION BY REFERENCE               2

FORWARD LOOKING STATEMENTS          2

SUMMARY                                                         4

RISK FACTORS                                                  4

DESCRIPTION OF THE PLAN                         6

USE OF PROCEEDS                                          12

INDEMNIFICATION                                        12

FINANCIAL STATEMENTS                          13

VALIDITY OF COMMON STOCK                13

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Securities and Exchange Commission registration fee Printing expenses (estimated) Legal fees and professional expenses (estimated) Miscellaneous (estimated) TOTAL	$ 571.82 5,000.00 5,000.00 5,000.00 $ 15,571.82

Item 15. Indemnification of Directors and Officers

Reference is made to Chapter 8, Article 5 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, which provides for indemnification of officers and directors of South Carolina corporations in certain instances in connection with legal proceedings involving any such persons because of being or having been an officer or director. The Company’s Bylaws provide (i) that the Corporation shall indemnify any individual made a party to a proceeding because he is or was a Director of the Corporation against liability incurred in the proceeding to the fullest extent permitted by law, and (ii) that the Corporation shall pay for or reimburse the reasonable expenses incurred by a Director who is a party to a proceeding in advance of final disposition of the proceeding to the fullest extent permitted by law. The Company has entered into indemnification agreements with each of its Directors, which generally make the above-referenced Bylaws provisions the basis of a contract between the Company and each director.

Chapter 8, Article 5 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, also permits a corporation to purchase and maintain insurance on behalf of a person who is or was an officer or director. The Company maintains directors’ and officers’ liability insurance.

Reference is made to Chapter 2 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, respecting the limitation in a corporation’s articles of incorporation of the personal liability of a director for breach of the director’s fiduciary duty. Reference is made to the Company’s Amended and Restated Articles of Incorporation filed with the South Carolina Secretary of State on March 24, 2003 which state: “A director of the corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved gross negligence, intentional misconduct, or a knowing violation of law, (iii) imposed under Section 33-8-330 of the South Carolina Business Corporation Act of 1988 (improper distribution to shareholder), or (iv) for any transaction from which the director derived an improper personal benefit.”

Item 16. Exhibits

Exhibit

5.1	Opinion of William P. Crawford, Jr., Esquire, regarding legality of shares of The South Financial Group, Inc.
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of KPMG LLP
23.3	Consent of William P. Crawford, Jr., Esquire: Contained in Exhibit 5.1
24.1	The Power of Attorney: Contained on the signature page of this Registration Statement
99.1	Summary Fact Sheet with respect to Common Stock Dividend Reinvestment Plan

Item 17. Undertakings

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual reports pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on the 19th day of March, 2008.

THE SOUTH FINANCIAL GROUP, INC.

By:	/s/ James R. Gordon
James R. Gordon, Executive Vice President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William P. Crawford, Jr. and James R. Gordon, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same, with all exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mack I. Whittle, Jr.	Chairman of the Board, President, CEO	March 19, 2008
Mack I. Whittle, Jr.	and Director (Principal Executive Officer)

/s/ James R. Gordon	Executive Vice President	March 19, 2008
James R. Gordon	(Principal Accounting and Financial Officer)

/s/ William P. Brant	Director	March 19, 2008

William P. Brant

/s/ J. W. Davis	Director	March 19, 2008
J. W. Davis

/s/ C. Claymon Grimes, Jr.	Director	March 19, 2008

C. Claymon Grimes, Jr.

/s/ M. Dexter Hagy	Director	March 19, 2008

M. Dexter Hagy

/s/ Michael R. Hogan	Director	March 19, 2008

Michael R. Hogan

/s/ William S. Hummers III	Director	March 19, 2008
William S. Hummers III

/s/ Challis M. Lowe	Director	March 19, 2008

Challis M. Lowe

________________________	Director

Darla D. Moore

/s/ H. Earle Russell, Jr.	Director	March 19, 2008

H. Earle Russell, Jr.

/s/ Jon W. Pritchett	Director	March 19, 2008

Jon W. Pritchett

/s/ Charles B. Schooler	Director	March 19, 2008

Charles B. Schooler

/s/ Edward J. Sebastian	Director	March 19, 2008

Edward J. Sebastian

/s/ John C. B. Smith, Jr.	Director	March 19, 2008

John C. B. Smith, Jr.

/s/ William R. Timmons III	Director	March 19, 2008

William R. Timmons, III

____________________________	Director

Samuel H. Vickers

/s/ David C. Wakefield III	Director	March 19, 2008

David C. Wakefield III

                                             INDEX TO EXHIBITS CONTAINED HEREIN

Exhibit

5.1	Opinion of William P. Crawford, Jr. regarding legality of shares of The South Financial Group, Inc.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of KPMG LLP.
23.3	Consent of William P. Crawford, Jr.: Contained in Exhibit 5.1.
24.1	The Power of Attorney: Contained on the signature page of this Registration Statement.
99.1	Summary Fact Sheet with respect to Common Stock Dividend Reinvestment Plan.